Exhibit 5.1

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01

August 25, 2022

REE Automotive Ltd.

Kibbutz Glil-Yam
Israel 4690500

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof by REE Automotive Ltd., an Israeli company (the “Company”), relating to the registration under the Act of Class A ordinary shares, without par value, of the Company (the “Class A Ordinary Shares”). The Company is offering the Class A Ordinary Shares in exchange (the “Offer”) for all of the outstanding public warrants and private placement warrants (each as defined in the Registration Statement) of the Company.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We have further assumed that prior to the issuance of any of the Class A Ordinary Shares, (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, and (ii) the other conditions to consummating the Offer contemplated by the prospectus included in the Registration Statement at the time it becomes effective under the Act (the “Prospectus”) and the letter of transmittal and consent accompanying the Prospectus (the “Letter of Transmittal and Consent”) will have been satisfied or validly waived.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Class A Ordinary Shares have been duly authorized by all necessary corporate action on behalf of the Company, and upon issuance and delivery in connection with the Offer, pursuant to and in accordance with the terms and conditions set forth in the Prospectus and Letter of Transmittal and Consent, such Class A Ordinary Shares will be legally issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the references to this firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement and in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.